Exhibit 99.1

CONTACT
Matt DiLiberto
Chief Financial Officer
(212) 594-2700

SL GREEN REALTY CORP. REPORTS
SECOND QUARTER 2016 FFO OF $3.41 PER SHARE BEFORE TRANSACTION COSTS; AND EPS OF $1.33 PER SHARE

Financial and Operating Highlights

•
Second quarter 2016 FFO of $3.41 per share before transaction related costs of $0.02 per share compared to second quarter 2015 FFO of $1.65 per share before transaction related costs of $0.03 per share. Second quarter 2016 FFO includes a lease termination fee of $94.0 million, or $0.90 per share, and the write-off of accounting related balances of $75.3 million, or $0.72 per share, related to the early lease termination and sale of 388-390 Greenwich Street to Citigroup, Inc. (“Citi”) as well as receipt of promote income of $10.8 million, or $0.10 per share, related to the sale of 33 Beekman Street.

•	Second quarter 2016 net income attributable to common stockholders of $1.33 per share compared to second quarter 2015 net loss attributable to common stockholders of $0.39 per share.

•	Combined same-store cash NOI increased 8.4 percent for the first six months of 2016 as compared to the same period in the prior year.

•
Signed 50 Manhattan office leases covering 621,150 square feet during the second quarter. The mark-to-market on signed Manhattan office leases was 16.1 percent higher in the second quarter than the previously fully escalated rents on the same spaces inclusive of the 204,442 square foot expansion lease with Bloomberg at 919 Third Avenue, which had a mark-to-market of 14.0 percent.

•
Signed 97 Manhattan office leases covering 1,470,736 square feet during the first six months of 2016. The mark-to-market on signed Manhattan office leases during the first six months of 2016 was 28.5 percent higher than the previously fully escalated rents on the same spaces.

•
Signed 19 Suburban office leases covering 177,684 square feet during the second quarter. The mark-to-market on signed Suburban office leases was 2.5 percent higher in the second quarter than the previous fully escalated rents on the same spaces.

•
Signed 46 Suburban office leases covering 422,479 square feet during the first six months of 2016. The mark-to-market on signed Suburban office leases during the first six months of 2016 was 5.6 percent higher than the previous fully escalated rents on the same spaces.

•
Manhattan same-store occupancy, inclusive of leases signed but not yet commenced, was 97.4 percent as of June 30, 2016 as compared to 97.1 percent as of June 30, 2015 and 97.4 percent as of March 31, 2016.

Investing Highlights

•
Closed on the previously announced sale of 388-390 Greenwich Street to Citi for $2.0 billion, net of any unfunded tenant concessions, and received a $94.0 million termination payment in connection with the early termination of Citi's lease at the property. The Company recognized a gain on sale of the property of $206.5 million.

•
Together with our joint venture partner, closed on the previously announced sale of the Pace University dormitory tower at 33 Beekman Street for $196.0 million. The Company recognized a gain on the sale of the property of $33.0 million.

•	Completed the acquisition of a 20 percent interest in the newly completed, 1,176 unit "Sky" residential tower, located at 605 West 42nd Street, for a previously agreed upon purchase option valuation.

•
Entered into an agreement to sell 500 West Putnam Avenue in Greenwich, Connecticut for a total gross asset valuation of $41.0 million. The Company closed on the sale in July and recognized cash proceeds of $39.5 million.

•	Originated new debt and preferred equity investments totaling $458.5 million in the second quarter, of which $120.5 million was retained at a yield of 9.5 percent.
Financing Highlights

•
Together with our joint venture partners, closed on a $900.0 million refinancing of 280 Park Avenue. The new facility has a 3-year term (subject to four 1-year extension options), carries a floating interest rate of LIBOR plus 2.0 percent and replaces the previous $721.0 million of indebtedness on the property that was set to mature in June 2016.

•
In July, closed on the refinancing of the Company's $300.0 million debt and preferred equity liquidity facility, which provides for favorable financing of the Company's debt and preferred equity portfolio. The new facility has a 2-year term with a 1-year extension option.

•
In July, entered into $300.0 million of 7-year interest rate swaps at a fixed rate of 1.14 percent, taking advantage of the current favorable interest rate environment to lock in rates on our corporate unsecured debt.

Summary
New York, NY, July 20, 2016 - SL Green Realty Corp. (the "Company") (NYSE: SLG) today reported funds from operations, or FFO, for the quarter ended June 30, 2016 of $357.8 million, or $3.41 per share, before transaction related costs of $2.1 million, or $0.02 per share, as compared to FFO for the same period in 2015 of $171.7 million, or $1.65 per share, before transaction related costs of $3.1 million, or $0.03 per share.

Second quarter 2016 FFO includes a lease termination fee of $94.0 million, or $0.90 per share, and a write-off of accounting related balances of $75.3 million, of $0.72 per share, related to the early lease termination and sale of 388-390 Greenwich Street to Citigroup, Inc. (“Citi”) as well as a receipts of promote income of $10.8 million, or $0.10 per share, related to the sale of 33 Beekman Street.
The Company also reported funds from operations, or FFO, for the six month period ended June 30, 2016 of $550.9 million, or $5.27 per share, before transaction related costs of $3.4 million, or $0.03 per share, as compared to FFO for the same period in 2015 of $327.3 million, or $3.16 per share, before transaction related costs of $4.2 million, or $0.04 per share.
Net income attributable to common stockholders for the quarter ended June 30, 2016 totaled $133.5 million, or $1.33 per share as compared to net loss attributable to common stockholders of $39.1 million, or $0.39 per share for the same quarter in 2015. Net income attributable to common stockholders for the quarter ended June 30, 2016 includes $230.0 million, or $2.20 per share, of net gains recognized from the sale of real estate as compared to $0.8 million, or $0.01 per share for the same quarter in 2015.
Net income attributable to common stockholders for the six month period ended June 30, 2016 totaled $156.7 million, or $1.56 per share as compared to net income attributable to common stockholders of $4.2 million, or $0.04 per share for the same period in 2015. Net income attributable to common stockholders for the six month period ended June 30, 2016 includes $253.7 million, or $2.43 per share, of net gains recognized from the sale of real estate as compared to $13.8 million, or $0.13 per share for the same period in 2015.
All per share amounts in this press release are presented on a diluted basis.
Operating and Leasing Activity
For the quarter ended June 30, 2016, the Company reported consolidated revenues and operating income of $617.6 million and $451.1 million, respectively, compared to $409.1 million and $251.3 million, respectively, for the same period in 2015. For the six months ended June 30, 2016, the Company reported consolidated revenues and operating income of $1.1 billion and $741.8 million, respectively, compared to $805.4 million and $484.3 million, respectively, for the same period in 2015.
Same-store cash NOI on a combined basis increased by 6.5 percent to $186.1 million for the quarter as compared to the same period in 2015. For the quarter ended June 30, 2016, consolidated property same-store cash NOI increased by 6.1 percent to $166.3 million and unconsolidated joint venture property same-store cash NOI increased by 9.3 percent to $19.9 million, as compared to the same period in 2015.
Same-store cash NOI on a combined basis increased by 8.4 percent to $362.2 million for the six months ended June 30, 2016 as compared to the same period in 2015. For the six months ended June 30, 2016, consolidated property same-store cash NOI increased by 8.2 percent to $322.9 million and unconsolidated joint venture property same-store cash NOI increased by 9.4 percent to $39.3 million, as compared to the same period in 2015.
During the second quarter, the Company signed 50 office leases in its Manhattan portfolio totaling 621,150 square feet. Eight leases comprising 35,130 square feet represented office leases that replaced previous vacancy. Forty-two leases comprising 586,020 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $64.75 per rentable square foot, representing a 16.1 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Manhattan office leases signed in the second quarter was 6.8 years and average tenant concessions were 2.3 months of free rent with a tenant improvement allowance of $25.93 per rentable square foot.
During the first six months of 2016, the Company signed 97 office leases in its Manhattan portfolio totaling 1,470,736 square feet. Sixteen leases comprising 162,558 square feet represented office leases that replaced previous vacancy. Eighty-one leases comprising 1,308,178 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $68.33 per rentable square foot, representing a 28.5 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Manhattan office leases signed in the first six months of 2016 was 9.6 years and average tenant concessions were 3.5 months of free rent with a tenant improvement allowance of $37.93 per rentable square foot.
Manhattan same-store occupancy was 97.4 percent at June 30, 2016, inclusive of 194,733 square feet of leases signed but not yet commenced as compared to 97.1 percent at June 30, 2015 and 97.4 percent at March 31, 2016.
During the second quarter, the Company signed 19 office leases in its Suburban portfolio totaling 177,684 square feet. Eight leases comprising 80,761 square feet represented office leases that replaced previous vacancy. Eleven leases comprising the remaining 96,923 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $40.24 per rentable square foot, representing a 2.5 percent increase over the previously fully escalated rents on the same office spaces. The average lease term on the Suburban office leases signed in the second quarter was 8.5 years and average tenant concessions were 7.2 months of free rent with a tenant improvement allowance of $33.79 per rentable square foot.
During the first six months of 2016, the Company signed 46 office leases in its Suburban portfolio totaling 422,479 square feet. Seventeen leases comprising 142,085 square feet represented office leases that replaced previous vacancy. Twenty nine leases comprising the remaining 280,394 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $39.84 per rentable square foot, representing a 5.6 percent increase over the previously fully escalated rents on the same office spaces. The average lease term on the Suburban office leases signed in the first six months of 2016 was 7.1 years and average tenant concessions were 6.1 months of free rent with a tenant improvement allowance of $29.92 per rentable square foot.
Same-store occupancy for the Company's Suburban portfolio was 83.0 percent at June 30, 2016, inclusive of 38,815 square feet of leases signed but not yet commenced as compared to 83.6 percent at June 30, 2015 and 84.0 percent at March 31, 2016.
Significant leases that were signed during the second quarter included:

•	Expansion on 204,442 square feet with Bloomberg at 919 Third Avenue;

•	Renewal and expansion on 114,709 square feet with New York Life Insurance Company at 420 Lexington Avenue, bringing the remaining lease term to 14.3 years;

•	Renewal on 47,278 square feet with Citi at 750 Washington Boulevard in Stamford, Connecticut, bringing the remaining lease term to 11.5 years; and

•	Renewal on 31,514 square feet with Morgan Stanley Smith Barney at Jericho Plaza in Jericho, New York, bringing the remaining lease term to 10.3 years.
Marketing, general and administrative, or MG&A, expenses for the quarter ended June 30, 2016 were $24.5 million, or 3.6 percent of total combined revenues and an annualized 50 basis points of total combined assets.
Real Estate Investment Activity
In June, the Company closed on the previously announced sale of 388-390 Greenwich Street to an affiliate of Citigroup, Inc. ("Citi") for $2.0 billion, net of $242.5 million of unfunded tenant concessions. Separately, the Company received a $94.0 million payment from Citi for the early termination of Citi's lease at 388-390 Greenwich Street. Proceeds from the sale and the termination payment were used by the Company to repay $350.0 million of its corporate credit facility and retire the $1.45 billion mortgage on the property, resulting in reduction of Company indebtedness of approximately $1.8 billion. The Company recognized a gain on sale of $206.5 million.
In May, the Company and its joint venture partner, the Naftali Group, closed on the previously announced sale of the Pace University dormitory tower at 33 Beekman Street for a gross sale price of $196.0 million or approximately $1,199 per square foot. The Company recognized a gain on sale of $33.0 million.
In April, the Company completed the acquisition of a 20 percent interest in the newly completed, 1,176 unit "Sky" residential tower, located at 605 West 42nd Street. The Company was granted an option to purchase the interest at an agreed upon valuation in July 2014 when it originated a $50.0 million mezzanine loan on the property to The Moinian Group, the project's developer. The mezzanine loan was repaid prior to the closing of the Company's acquisition.
In April, the Company reached an agreement to sell 500 West Putnam Avenue, a 121,500-square-foot office property located in Greenwich, Connecticut, for a gross sale price of $41.0 million, or $337 per square foot. The transaction closed in July and the Company recognized net proceeds of $39.5 million.
Debt and Preferred Equity Investment Activity
The carrying value of the Company’s debt and preferred equity investment portfolio totaled $1.4 billion at June 30, 2016 at a weighted average current yield of 9.4 percent, excluding $0.3 billion of debt and preferred equity investments that are included in other balance sheet line items for accounting purposes. During the second quarter, the Company originated new debt and preferred equity investments totaling $458.5 million, of which $120.5 million was retained and $103.2 million was funded, at a weighted average current yield of 9.5 percent. During the second quarter, the Company recorded $147.7 million of principal reductions from investments that were repaid.

Financing Activity
In July, the Company signed a final and comprehensive term sheet for a $1.5 billion construction loan facility with Wells Fargo Bank, N.A., The Bank of New York Mellon, JP Morgan Chase Bank, Bank of China New York Branch and TD Bank, N.A. for the development of One Vanderbilt Avenue. Commitment and closing are expected to occur within the third quarter of 2016.
In July, the Company closed on a refinancing of our $300 million debt and preferred equity liquidity facility. The facility, which is secured by select assets in the Company's debt portfolio, has a 2-year term with a 1-year extension option and bears interest ranging from 225 and 400 basis points over LIBOR, depending on the pledged collateral and advance rate. The new facility is favorable, providing higher advance rates than the previous facility.
In July, the Company entered into $300.0 million of 7-year interest rate swaps with a fixed rate of 1.14 percent, taking advantage of the current favorable interest environment to lock in rates on our corporate unsecured debt.
In May, the Company, along with its joint venture partner, Vornado Realty Trust, successfully closed on the refinancing of 280 Park Avenue. The new $900.0 million facility has a 3-year term (subject to four 1-year extension options), carries a floating interest rate of LIBOR plus 2.00 percent, and replaces the previous $721.0 million of indebtedness on the property that was set to mature in June 2016. The Company, which owns a 50.0 percent interest in the asset, received approximately $75.9 million in net proceeds from the refinancing, inclusive of $30.0 million which was held at the property for future operating and capital costs.
Dividends
During the second quarter of 2016, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•	$0.72 per share of common stock, which was paid on July 15, 2016 to shareholders of record on the close of business on June 30, 2016; and

•
$0.40625 per share on the Company's 6.50% Series I Cumulative Redeemable Preferred Stock for the period April 15, 2016 through and including July 14, 2016, which was paid on July 15, 2016 to shareholders of record on the close of business on June 30, 2016, and reflects the regular quarterly dividend, which is the equivalent of an annualized dividend of $1.625 per share.

Conference Call and Audio Webcast
The Company's executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Thursday, July 21, 2016 at 2:00 pm ET to discuss the financial results.
The supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Financial Reports.”
The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Event Calendar & Webcasts”.

The conference may also be accessed by dialing toll-free (877) 312-8765 or international (419) 386-0002, and using passcode 38223940.
A replay of the call will be available 7 days after the call by dialing (855) 859-2056 using pass-code 38223940. A webcast replay will also be available in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Event Calendar & Webcasts”.
Company Profile
SL Green Realty Corp., an S&P 500 company and New York City's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of June 30, 2016, SL Green held interests in 119 Manhattan buildings totaling 44.7 million square feet. This included ownership interests in 28.1 million square feet of commercial buildings and debt and preferred equity investments secured by 16.7 million square feet of buildings. In addition, SL Green held ownership interests in 31 suburban buildings totaling 4.9 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.
To be added to the Company's distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

Disclaimers
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statement
This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Rental revenue, net	$416,809	$304,226	$762,416	$607,555
Escalation and reimbursement	48,616	41,407	94,227	82,376
Investment income	44,214	45,191	98,951	87,260
Other income	107,975	18,250	117,464	28,182
Total revenues	617,614	409,074	1,073,058	805,373
Expenses:
Operating expenses, including related party expenses of $6,667 and $10,129 in 2016 and $4,472 and $8,189 in 2015.	75,324	70,114	154,844	146,891
Real estate taxes	62,124	56,286	123,798	112,009
Ground rent	8,307	8,086	16,615	16,274
Interest expense, net of interest income	89,089	75,746	183,761	151,553
Amortization of deferred financing costs	7,433	5,952	15,365	12,567
Depreciation and amortization	425,042	199,565	604,350	307,902
Transaction related costs	2,115	3,067	3,394	4,210
Marketing, general and administrative	24,484	23,200	48,516	48,664
Total expenses	693,918	442,016	1,150,643	800,070
(Loss) income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, gain on sale of real estate, loss on sale of marketable securities and loss on early extinguishment of debt	(76,304)	(32,942)	(77,585)	5,303
Equity in net income from unconsolidated joint ventures	5,841	2,994	15,937	7,024
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	33,448	769	43,363	769
Gain on sale of real estate, net	196,580	—	210,353	—
Depreciable real estate reserves	(10,387)	—	(10,387)	—
Loss on sale of marketable securities	(83)	—	(83)	—
Loss on early extinguishment of debt	—	—	—	(49)
Income from continuing operations	149,095	(29,179)	181,598	13,047
Net income from discontinued operations	—	—	—	427
Gain on sale of discontinued operations			—	12,983
Net income (loss)	149,095	(29,179)	181,598	26,457
Net income (loss) attributable to noncontrolling interests in the Operating Partnership	(5,586)	1,577	(6,508)	(166)
Net income attributable to noncontrolling interests in other partnerships	(3,435)	(6,626)	(5,409)	(12,553)
Preferred unit distributions	(2,880)	(1,140)	(5,528)	(2,091)
Net income attributable to SL Green	137,194	(35,368)	164,153	11,647
Perpetual preferred stock dividends	(3,737)	(3,738)	(7,475)	(7,476)
Net income (loss) attributable to SL Green common stockholders	$133,457	$(39,106)	$156,678	$4,171

Earnings Per Share (EPS)
Net income (loss) per share (Basic)	$1.33	$(0.39)	$1.57	$0.04
Net income (loss) per share (Diluted)	$1.33	$(0.39)	$1.56	$0.04

Funds From Operations (FFO)
FFO per share (Basic)	$3.40	$1.63	$5.25	$3.14
FFO per share (Diluted)	$3.39	$1.62	$5.24	$3.12

Basic ownership interest
Weighted average REIT common shares for net income per share	100,134	99,579	100,093	98,994
Weighted average partnership units held by noncontrolling interests	4,342	3,908	4,158	3,936
Basic weighted average shares and units outstanding	104,476	103,487	104,251	102,930

Diluted ownership interest
Weighted average REIT common share and common share equivalents	100,450	100,038	100,375	99,487
Weighted average partnership units held by noncontrolling interests	4,342	3,908	4,158	3,936
Diluted weighted average shares and units outstanding	104,792	103,946	104,533	103,423

SL GREEN REALTY CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30,	December 31,
	2016	2015
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$4,108,821	$4,779,159
Building and improvements	9,362,614	10,423,739
Building leasehold and improvements	1,435,255	1,431,259
Properties under capital lease	47,445	47,445
	14,954,135	16,681,602
Less accumulated depreciation	(2,166,059)	(2,060,706)
	12,788,076	14,620,896
Assets held for sale	39,642	34,981
Cash and cash equivalents	276,226	255,399
Restricted cash	166,905	233,578
Investment in marketable securities	39,339	45,138
Tenant and other receivables, net of allowance of $18,728 and $17,618 in 2016 and 2015, respectively	57,551	63,491
Related party receivables	13,059	10,650
Deferred rents receivable, net of allowance of $22,917 and $21,730 in 2016 and 2015, respectively	443,981	498,776
Debt and preferred equity investments, net of discounts and deferred origination fees of $14,329 and $18,759 in 2016 and 2015, respectively	1,357,181	1,670,020
Investments in unconsolidated joint ventures	1,126,486	1,203,858
Deferred costs, net	256,303	239,920
Other assets	979,474	850,719
Total assets	$17,544,223	$19,727,426

Liabilities
Mortgages and other loans payable	$5,608,400	$6,992,504
Revolving credit facility	285,000	994,000
Term loan and senior unsecured notes	2,070,341	2,319,244
Deferred financing costs, net	(101,521)	(130,515)
Total debt, net of deferred financing costs	7,862,220	10,175,233
Accrued interest payable	36,378	42,406
Other liabilities	243,011	168,477
Accounts payable and accrued expenses	189,690	196,213
Deferred revenue	384,145	399,102
Capitalized lease obligations	41,751	41,360
Deferred land leases payable	2,236	1,783
Dividend and distributions payable	80,555	79,790
Security deposits	68,199	68,023
Liabilities related to assets held for sale	7	29,000
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	9,008,192	11,301,387

Commitments and contingencies		—
Noncontrolling interest in the Operating Partnership	486,452	424,206
Preferred units	302,460	282,516

Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both June 30, 2016 and December 31, 2015	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 100,251 and 100,063 issued and outstanding at June 30, 2016 and December 31, 2015, respectively (including 87 shares held in Treasury at June 30, 2016 and December 31, 2015)	1,003	1,001
Additional paid-in capital	5,466,593	5,439,735
Treasury stock at cost	(10,000)	(10,000)
Accumulated other comprehensive loss	(16,558)	(8,749)
Retained earnings	1,655,320	1,643,546
Total SL Green Realty Corp. stockholders’ equity	7,318,290	7,287,465
Noncontrolling interests in other partnerships	428,829	431,852
Total equity	7,747,119	7,719,317
Total liabilities and equity	$17,544,223	$19,727,426

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and in thousands, except per share data)

	Three Months Ended
	June 30,
	2016	2015
FFO Reconciliation:
Net income attributable to SL Green common stockholders	$133,457	$(39,106)
Add:
Depreciation and amortization	425,042	199,565
Joint venture depreciation and noncontrolling interest adjustments	8,328	4,435
Net income attributable to noncontrolling interests	9,021	5,049
Less:
Gain on sale of real estate and discontinued operations, net	196,580	—
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	33,448	769
Depreciation on non-rental real estate assets	500	500
Depreciable real estate reserve	(10,387)	—
Funds From Operations attributable to SL Green common stockholders and noncontrolling interests	$355,707	$168,674

	Consolidated Properties		SL Green's share of Unconsolidated Joint Ventures		Combined
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
Operating income and Same-store NOI Reconciliation:	2016	2015	2016	2015	2016	2015
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment, gain on sale of real estate, depreciable real estate reserves and loss on early extinguishment of debt	$(76,304)	$(32,942)

Equity in net income from unconsolidated joint ventures	5,841	2,994	5,841	2,994
Depreciation and amortization	425,042	199,565	14,910	15,494
Interest expense, net of interest income	89,089	75,746	17,391	18,259
Amortization of deferred financing costs	7,433	5,952	2,136	1,344
Loss on early extinguishment of debt	—	—	—	—
Operating income	451,101	251,315	40,278	38,091

Marketing, general and administrative expense	24,484	23,200	—	—
Net operating income from discontinued operations	—	—	—	—
Transaction related costs, net	2,115	3,067	—	3
Non-building revenue	(43,208)	(47,353)	(19)	546
Equity in net income from unconsolidated joint ventures	(5,841)	(2,994)	—	—
Loss on early extinguishment of debt	—	—	—	—
Net operating income (NOI)	$428,651	$227,235	$40,259	$38,640	468,910	265,875

NOI from discontinued operations	—	—	—	—	—	—
NOI from other properties/affiliates	(250,512)	(45,719)	(18,420)	(18,261)	(268,932)	(63,980)
Same-Store NOI	178,139	181,516	21,839	20,379	199,978	201,895

Ground lease straight-line adjustment	467	472	—	—	467	472

Straight-line and free rent	(8,544)	(20,317)	(1,589)	(1,777)	(10,133)	(22,094)
Rental income - FAS 141	(3,792)	(4,996)	(391)	(439)	(4,183)	(5,435)
Same-store cash NOI	$166,270	$156,675	$19,859	$18,163	$186,129	$174,838

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and in thousands, except per share data)

	Six Months Ended
	June 30,
	2016	2015
FFO Reconciliation:
Net income attributable to SL Green common stockholders	$156,678	$4,171
Add:
Depreciation and amortization	604,350	307,902
Joint venture depreciation and noncontrolling interest adjustments	18,842	13,057
Net income attributable to noncontrolling interests	11,917	12,719
Less:
Gain on sale of real estate and discontinued operations, net	210,353	12,983
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	43,363	769
Depreciation on non-rental real estate assets	996	1,025
Depreciable real estate reserve	(10,387)	—
Funds From Operations attributable to SL Green common stockholders and noncontrolling interests	$547,462	$323,072

	Consolidated Properties		SL Green's share of Unconsolidated Joint Ventures		Combined
	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
Operating income and Same-store NOI Reconciliation:	2016	2015	2016	2015	2016	2015
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment, gain on sale of real estate, depreciable real estate reserves and loss on early extinguishment of debt	$(77,585)	$5,303

Equity in net income from unconsolidated joint ventures	15,937	7,024	15,937	7,024
Depreciation and amortization	604,350	307,902	29,813	29,354
Interest expense, net of interest income	183,761	151,553	34,650	33,514
Amortization of deferred financing costs	15,365	12,567	3,432	2,665
Loss on early extinguishment of debt	—	(49)	972	407
Operating income	741,828	484,300	84,804	72,964

Marketing, general and administrative expense	48,516	48,664	—	—
Net operating income from discontinued operations	—	427	—	—
Transaction related costs, net	3,394	4,210	—	10
Non-building revenue	(102,383)	(95,405)	1,098	1,127
Equity in net income from unconsolidated joint ventures	(15,937)	(7,024)	—	—
Loss on early extinguishment of debt	—	49	(972)	(407)
Net operating income (NOI)	$675,418	$435,221	$84,930	$73,694	760,348	508,915

NOI from discontinued operations	—	—	—	—	—	—
NOI from other properties/affiliates	(329,874)	(101,055)	(41,296)	(33,628)	(371,170)	(134,683)
Same-Store NOI	345,544	334,166	43,634	40,066	389,178	374,232

Ground lease straight-line adjustment	935	944	—	—	935	944

Straight-line and free rent	(16,050)	(28,974)	(3,595)	(3,218)	(19,645)	(32,192)
Rental income - FAS 141	(7,532)	(7,815)	(782)	(963)	(8,314)	(8,778)
Same-store cash NOI	$322,897	$298,321	$39,257	$35,885	$362,154	$334,206

SL GREEN REALTY CORP.
SELECTED OPERATING DATA-UNAUDITED

	June 30,
	2016	2015
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	22,613	22,009
Portfolio percentage leased at end of period	95.6%	94.9%
Same-Store percentage leased at end of period	96.5%	96.6%
Number of properties in operation	31	31

Office square feet where leases commenced during quarter ended (rentable)	698,753	573,432
Average mark-to-market percentage-office	11.8%	16.5%
Average starting cash rent per rentable square foot-office	$67.55	$61.66

(1)Includes wholly-owned and joint venture properties.